Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
July 25, 2019

CFO Commentary on Second Quarter and First Half 2019 Financial Results and Full Year 2019 Financial Outlook

Financial Information and Non-GAAP Financial Measures
Please reference the accompanying financial tables in the corresponding earnings release at http://investor.columbia.com/results.cfm.

Throughout this commentary, amounts stated to be non-GAAP exclude items described in the "Non-GAAP Financial Measures" section below. Additionally, constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures please refer to the "Supplemental Financial Information" section and financial tables included in the second quarter 2019 earnings release furnished to the Securities and Exchange Commission on Form 8-K and published on the Investor Relations section of the Company’s website at http://investor.columbia.com/results.cfm.

Financial Summary
(Please note the second quarter is our lowest volume sales quarter and small changes in the timing of product shipments and expenses can have a material impact on reported results.)

	Three Months Ended June 30,
	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
	(dollars in millions except per share amounts)
Net sales	$526.2	$481.6	9%
Gross margin	48.2%	47.5%	70 bps
Selling, General and Administrative rate	45.8%	46.1%	-30 bps	45.7%	10 bps
Operating income	$16.4	$9.7	68%	$11.6	41%
Operating margin	3.1%	2.0%	110 bps	2.4%	70 bps
Net income	$23.0	$9.7	137%	$11.3	104%
Earnings per diluted share	$0.34	$0.14	143%	$0.16	113%

Non-GAAP Financial Measures

Throughout this commentary, non-GAAP amounts in second quarter 2018 exclude $1.9 million in Project CONNECT expenses and discrete costs ($1.4 million net of tax) and $0.1 million in incremental income tax expense related to the Tax Cuts and Jobs Act (“TCJA”). References to non-GAAP financial measures in first half 2018 exclude $12.9 million in Project CONNECT program expenses and discrete costs ($9.8 million net of tax), and $1.2 million in incremental provisional income tax expense related to the TCJA. These excluded items were not applicable to second quarter and first half 2019 results.

Second Quarter 2019 Financial Results
(All comparisons are between second quarter 2019 and second quarter 2018, unless otherwise noted.)

Net Sales
Net sales increased 9 percent (11 percent constant-currency) to $526.2 million, from $481.6 million for the comparable period in 2018.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q2 2019	Q2 2018	% Change	% Change
U.S.	$315.5	$280.2	13%	13%
LAAP	101.6	100.8	1%	5%
EMEA	91.6	85.0	8%	11%
Canada	17.5	15.6	12%	17%
Total	$526.2	$481.6	9%	11%

•	United States ("U.S.")

▪
Wholesale net sales increased high-teens percent with growth across all brands. Wholesale net sales growth was driven by strong Spring 2019 sales order conversion and, to a lesser extent, early shipments of advance Fall 2019 orders and increased closeout sales.

▪	Direct-to-consumer ("DTC") net sales increased high-single-digit percent driven by brick & mortar store performance as well as low-teens percent e-commerce growth.

▪
The Company operated 136 U.S. retail stores at June 30, 2019 (113 outlet; 23 branded) and 4 branded e-commerce sites, compared with 134 stores (110 outlet; 24 branded) and 4 branded e-commerce sites at the same time last year.

•	Latin America and Asia Pacific ("LAAP")

▪	China net sales increased mid-teens percent (low-20 percent constant-currency), primarily driven by higher closeout sales in wholesale to begin alleviating elevated inventory levels.

▪
Japan net sales were relatively flat (increased low-single-digit percent constant-currency) reflecting DTC growth, partially offset by a decrease in wholesale which was negatively impacted by the timing of Spring 2019 shipments that were more heavily weighted to first quarter 2019 compared to Spring 2018 shipments in the prior year.

▪	LAAP distributor net sales decreased mid-single-digit percent resulting from a greater portion of Fall 2019 shipments falling into third quarter 2019 compared to Fall 2018 shipments in the prior year.

▪	Korea net sales decreased high-single-digit percent (relatively flat in constant-currency) driven by a decline in DTC, partially offset by wholesale growth.

•	Europe, Middle East and Africa ("EMEA")

▪	EMEA distributor net sales increased low-teens percent, primarily driven by higher shipments of Fall 2019 advance orders.

▪	Europe-direct net sales decreased low-single-digit percent. Excluding the effects of exchange rates, net sales increased mid-single-digit percent, driven by DTC and wholesale growth.

•	Canada

▪	Net sales increased 12 percent (17 percent constant-currency) primarily driven by strong wholesale performance.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q2 2019	Q2 2018	% Change	% Change
Columbia	$454.9	$414.8	10%	11%
SOREL	15.1	11.4	32%	32%
prAna	38.7	38.1	2%	2%
Mountain Hardwear	17.5	16.0	9%	11%
Other	—	1.3	(100)%	(100)%
Total	$526.2	$481.6	9%	11%

•	Columbia brand net sales growth was led by U.S. wholesale and DTC followed by EMEA distributors.

•	SOREL brand net sales growth was led by U.S. wholesale and DTC.

•	prAna brand net sales growth was primarily driven by U.S. wholesale.

•	Mountain Hardwear brand net sales growth was primarily driven by U.S. wholesale and Europe-direct.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q2 2019	Q2 2018	% Change	% Change
Apparel, Accessories and Equipment	$432.2	$394.6	10%	11%
Footwear	94.0	87.0	8%	11%
Total	$526.2	$481.6	9%	11%

•	Apparel, Accessories and Equipment net sales increased in the Columbia, Mountain Hardwear and prAna brands.

•	Footwear net sales increased, driven by the SOREL and Columbia brands.

Channels

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q2 2019	Q2 2018	% Change	% Change
Wholesale	$296.2	$263.9	12%	14%
DTC	230.0	217.7	6%	7%
Total	$526.2	$481.6	9%	11%

Gross Margin

Gross margin expanded 70 basis points to 48.2 percent of net sales, from 47.5 percent for the comparable period in 2018, primarily reflecting:

•	Project CONNECT benefits including our design-to-value, assortment optimization and manufacturing efficiency initiatives; partially offset by

•	a higher proportion of closeout product sales mix; and

•	lower DTC sales mix which generally carries higher gross margin.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses increased 8 percent to $240.8 million, or 45.8 percent of net sales, from $222.2 million, or 46.1 percent of net sales, for the comparable period in 2018. The increase in SG&A expenses included:

•	increased expenses to support our expanding global DTC operations;

•	increased personnel and project-related expenses to support business growth and strategic priorities;

•	increased demand creation spending; partially offset by

•	the impact of weakening foreign currencies relative to the U.S. dollar; and

•	the non-recurrence of Project CONNECT expenses and discrete costs.

SG&A expenses increased 9 percent from non-GAAP SG&A expenses of $220.3 million, or 45.7 percent of net sales, for the comparable period in 2018.

Operating Income

Operating income increased 68 percent to $16.4 million, or 3.1 percent of net sales, from $9.7 million, or 2.0 percent of net sales, for the comparable period in 2018. Operating income increased 41 percent from non-GAAP operating income of $11.6 million, or 2.4 percent of net sales, for the comparable period in 2018.

Licensing

Net licensing income increased 7 percent to $3.5 million, from $3.3 million for the comparable period in 2018.

Income Tax Expense

A $3.1 million income tax benefit resulted in an effective income tax rate of negative 15.3 percent, compared to income tax expense of $2.1 million, or an effective income tax rate of 16.6 percent, for the comparable period in 2018. The second quarter 2019 effective tax rate was impacted by several one-time items, including a one-time tax benefit of $6.6 million related to the passage of a Swiss tax reform package. Non-GAAP second quarter 2018 income tax expense was $2.4 million, which resulted in a non-GAAP effective income tax rate of 16.6 percent.

Net Income
Net income increased 137 percent to $23.0 million, or $0.34 per diluted share, from $9.7 million, or $0.14 per diluted share, for the comparable period in 2018. Net income increased 104 percent from non-GAAP net income of $11.3 million, or $0.16 per diluted share, for the comparable period in 2018. Diluted earnings per share includes $0.11 of one-time tax benefits detailed in the income tax expense section above. Second quarter 2019 net income also includes the benefit of full ownership of our China business, which became a wholly owned subsidiary effective January 2019. In second quarter 2018, the non-controlling interest share of net income was $0.8 million, or $0.01 per diluted share.

First Half 2019 Financial Results
(All comparisons are between first half 2019 and first half 2018, unless otherwise noted).

	Six Months Ended June 30,
	GAAP			Non-GAAP
	2019	2018	Change	2018	Change
	(dollars in millions except per share amounts)
Net sales	$1,180.8	$1,088.9	8%
Gross margin	50.0%	48.5%	150 bps
SG&A rate	41.7%	42.8%	-110 bps	41.6%	10 bps
Operating income	$104.3	$69.1	51%	$81.9	27%
Operating margin	8.8%	6.3%	250 bps	7.5%	130 bps
Net income	$97.2	$54.8	77%	$65.8	48%
Earnings per diluted share	$1.41	$0.77	83%	$0.93	52%

Net sales increased 8 percent (10 percent constant-currency) to $1,180.8 million, compared to $1,088.9 million for the comparable period in 2018.

Gross margin expanded 150 basis points to 50.0 percent of net sales, from 48.5 percent for the comparable period in 2018.

SG&A expenses increased 6 percent to $492.5 million, or 41.7 percent of net sales, from $465.6 million, or 42.8 percent of net sales, for the comparable period in 2018. SG&A expenses increased 9 percent from non-GAAP SG&A expenses of $452.7 million, or 41.6 percent of net sales, for the comparable period in 2018.

Operating income increased 51 percent to $104.3 million, representing 8.8 percent of net sales, compared to operating income of $69.1 million, or 6.3 percent of net sales, for the comparable period in 2018. Operating income increased 27 percent from non-GAAP operating income of $81.9 million, or 7.5 percent of net sales, for the comparable period in 2018.

Net income increased 77 percent to $97.2 million, or $1.41 per diluted share, compared to $54.8 million, or $0.77 per diluted share, for the comparable period in 2018. Net income increased 48 percent from non-GAAP net income of $65.8 million, or $0.93 per diluted share for the comparable period in 2018. First half 2019 net income includes the benefit of full ownership of our China business, which became a wholly owned subsidiary effective January 2019. In first half 2018, the non-controlling interest share of net income was $4.4 million, or $0.06 per diluted share.

Balance Sheet as of June 30, 2019

Cash, cash equivalents and short-term investments totaled $524.3 million, compared to $774.7 million at June 30, 2018.
Inventories increased 33 percent to $756.4 million, compared to $570.5 million at June 30, 2018, resulting from earlier receipts of Fall 2019 inventory in order to alleviate manufacturing capacity constraints and, to a lesser degree, increased volume to support business growth. Inventory is comprised predominately of current and future season Spring and Fall product while prior season inventory increased modestly.

Cash Flow for the Six Months Ended June 30, 2019

The Company generated $2.6 million in cash flow from operations, compared to $99.3 million for the same period in 2018.

Capital expenditures totaled $50.8 million, compared to $29.6 million for the same period in 2018.

The Company paid dividends of $32.7 million to shareholders.

Share Repurchases for the Six Months Ended June 30, 2019

The Company repurchased 1,032,972 shares of common stock for an aggregate of $100.4 million, or $97.22 average price per share.

At June 30, 2019, $235.9 million remained available under the current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Regular Quarterly Cash Dividend

At its regular board meeting on July 19, 2019, the board of directors authorized a regular quarterly cash dividend of $0.24 per share, payable on August 29, 2019 to shareholders of record on August 15, 2019.

Full Year 2019 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2019 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen and that geopolitical tensions, including ongoing trade negotiations between the U.S. and China, do not deteriorate.

The Company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers, or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter.

We also face macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult for us to forecast our net sales and profitability.

Our 2019 outlook assumes that global regulatory, customs, trade, and tax policies remain largely unaltered for the balance of the year.

Taking the above factors into consideration, our 2019 financial outlook anticipates:

Full Year 2019 Financial Outlook (U.S. Dollar)
Commentary compared to:
	2019 Financial Outlook	2018	2018 non-GAAP
Net sales	$3.00 to $3.04 billion (prior $2.98 to $3.04 billion)	7.0% to 8.5% growth (prior 6.5% to 8.5%)
Gross margin	approximately 50.3%	approximately 80 bps expansion
SG&A percent of net sales	37.7% to 37.8% (prior 37.9% to 38.1%)	20 bps to 30 bps deleverage (prior 40 bps to 60 bps deleverage)	60 bps to 70 bps deleverage (prior 80 bps to 100 bps deleverage)
Operating margin	12.9% to 13.0% (prior 12.7% to 12.9%)	40 bps to 50 bps expansion (prior 20 bps to 40 bps expansion)	flat to 10 bps expansion (prior flat to 20 bps contraction)
Operating income	$388 to $396 million (prior $378 to $391 million)
Effective income tax rate	approximately 20% (prior approximately 22%)
Net income	$319 to $325 million (prior $304 to $314 million)
Diluted earnings per share	$4.65 to $4.75 (prior $4.40 to $4.55)

For more information, please refer to the "Reconciliation of GAAP to non-GAAP Updated Full Year 2019 Financial Outlook" table found in the "Supplemental Financial Information" section included in the second quarter 2019 earnings release published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm.

Net Sales

The Company currently expects 2019 net sales to increase 7.0 to 8.5 percent (prior 6.5 to 8.5 percent) to $3.00 to $3.04 billion (prior $2.98 to $3.04 billion), from $2.80 billion in 2018. The net sales outlook includes a foreign currency translation impact that is anticipated to reduce net sales growth by approximately 90 basis points.

The Company's 2019 financial outlook is further based on the expectation of net sales growth across all brands. Other assumptions considered in our net sales outlook include:

•	U.S. net sales increase of low-double-digit percent, consisting of low-teens percent growth in wholesale and low-double-digit percent growth in DTC.

•
EMEA net sales increase of low-single-digit percent (mid-single-digit constant-currency), consisting of a high-single-digit percent increase in our EMEA distributor business and relatively flat net sales (mid-single-digit percent increase constant-currency) in Europe-direct.

•	LAAP net sales relatively flat (low-single-digit percent increase constant-currency), including:

◦	Japan net sales increase of mid-single-digit percent;

◦	Korea net sales decrease of low-single-digit percent (mid-single-digit percent increase constant-currency);

◦	LAAP distributor net sales decrease of mid-single-digit percent; and

◦	China net sales decrease of low-single-digit percent.

•	Canada net sales increase of mid-single-digit percent (high-single-digit percent constant-currency).

Gross Margin

The Company expects 2019 gross margin to improve by approximately 80 basis points to approximately 50.3 percent, from 49.5 percent in 2018.

Gross margin expansion reflects:

•	Project CONNECT benefits including our design-to-value, assortment optimization and manufacturing efficiency initiatives; partially offset by

•	challenging comparisons to 2018, which experienced exceptionally favorable selling conditions, particularly in the fourth quarter.

SG&A Expenses

For 2019, the Company expects SG&A expenses to increase at a rate faster than net sales, resulting in 20 to 30 basis points (prior 40 bps to 60 bps) of SG&A expense deleverage compared to 2018. SG&A expense as a percent of net sales is expected to be 37.7 to 37.8 percent (prior 37.9 to 38.1 percent), compared to SG&A expense as a percent of net sales of 37.5 percent in 2018.

The increase in SG&A expenses is expected to be driven by business growth as well as ongoing and incremental investments in our strategic priorities to drive and support long-term profitable sales growth. The expected increase in SG&A expenses includes:

•	increased expenses associated with the continued expansion of our DTC businesses globally;

•	increased personnel and related expenses to support our brand-led, consumer-focused operating model, business growth and strategic priorities;

•	increased expenses to support information technology and supply chain initiatives, as well as other capability development across the business;

•	increased demand creation spend; and

•	the non-recurrence of a benefit from a recovery in connection with an insurance claim; partially offset by

•	the non-recurrence of Project CONNECT expenses and discrete costs; and

•	the impact of weakening foreign currencies relative to the U.S. dollar.

Compared to non-GAAP 2018 SG&A expenses of $1,039.7 million, or 37.1 percent of net sales, the Company expects 60 to 70 basis points (prior 80 bps to 100 bps) of SG&A expense deleverage.

Licensing Income

The Company expects 2019 licensing income of up to $15 million based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the Company expects 2019 operating income of $388 to $396 million (prior $378 to $391 million), resulting in operating margin of 12.9 to 13.0 percent (prior 12.7 to 12.9 percent), compared to operating margin of 12.5 percent in 2018.

Compared to non-GAAP 2018 operating income of $362.4 million, or 12.9 percent of net sales, operating margin is expected to be flat to 10 basis points expansion (prior flat to 20 basis points contraction).

Income Tax Expense

The Company expects an estimated effective income tax rate of approximately 20 percent (prior 22 percent). The change in the estimated effective income tax rate reflects the impact of second quarter one-time tax benefits primarily related to the passage of a Swiss tax reform package. Our 2019 effective incomes tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies as well as changes in the Company's geographic mix of pre-tax income and other discrete events that may occur.

Net Income

The Company expects 2019 net income of $319 to $325 million (prior $304 to $314 million), or diluted earnings per share of $4.65 to $4.75 (prior $4.40 to $4.55). This financial outlook includes the benefit of full ownership of our China business, which became a wholly owned subsidiary effective January 2019. For reference, the non-controlling interest share of net income was $6.7 million in 2018, or $0.10 per diluted share. This financial outlook assumes an average diluted share count of 68.5 million shares (prior 69.0 million shares).

Foreign Currency

Foreign currency translation is anticipated to reduce net sales growth by approximately 90 basis points.

Foreign currency translation and transactional effects are not anticipated to have a significant impact on diluted earnings per share.

Third Quarter 2019 Outlook

The third quarter outlook anticipates:

•	low-double-digit percent net sales growth compared to third quarter 2018 net sales of $795.8 million; and

•	mid to high-single-digit diluted earnings per share growth compared to non-GAAP third quarter 2018 diluted earnings per share of $1.41.

Balance Sheet and Cash Flows

The Company currently expects inventory growth to moderate in the second half of the year with projected mid-teens percent year-over-year inventory growth at the end of the third quarter reflecting the shipment of Fall 2019 wholesale orders and anticipated DTC sales.

The Company expects 2019 capital expenditures to be approximately $145 million (prior $130 to $135 million). Elevated capital expenditures relative to historic levels are due to a combination of factors, including facilities expansions at our corporate headquarters, investment in DTC operations, including new stores and remodels, and investment in information technology systems and other enabling capabilities to support our strategic priorities. The increase in our capital expenditures outlook reflects the opportunistic purchase of property close to our corporate headquarters as well as higher technology investments.

The Company expects 2019 operating cash flow of approximately $360 million.

Strategic Priorities

As part of the Company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to enable market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

Capital Allocation

The Company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the Company is to remain focused on improving results with respect to the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we will continue to evaluate acquisitions as opportunities arise.

Dividend Review Policy

Historically, our dividend review has coincided with our third quarter earnings process. Going forward we will be reviewing our dividend policy during the fourth quarter and year-end earnings process. Based on this change, we anticipate our next dividend review will occur during the 2019 fourth quarter and year-end earnings process and be communicated to investors when we report results in February 2020. We believe this change will enable greater visibility of cash flow generation and requirements for the upcoming year and allow us to present a more comprehensive annual capital allocation outlook when we provide initial out-year financial outlook. As a reminder, we raised our dividend 16 percent coinciding with our first quarter 2018 earnings release and another 9 percent coinciding with our third quarter 2018 earnings release.

Consumer-First Initiative ("C1")

During 2017, we commenced investment in our C1 initiative, which encompasses the global retail platform and information technology systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. We have begun our North America implementation of C1 including the pilot roll out of the platform to a limited number of stores beginning in early July 2019 but may move future implementation steps into later periods as necessary. Our 2019 financial outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses reimplementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers.

We are working toward a phased implementation of X1. In the second quarter we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. We expect the remainder of the North America implementation to commence in 2020. We continue to evaluate the timeline to ensure appropriate alignment of the work with our retail calendar. We may choose to move future implementation steps into later periods. Our updated financial outlook contemplates the impact of the current implementation plan timeline.

Project CONNECT

During 2017, the Company initiated Project CONNECT, aimed at aligning our resources to accelerate execution on our strategic priorities, including initiatives to drive net sales, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. Efficiencies within cost of sales are creating a meaningful benefit to product margin driven by assortment optimization, design-to-value initiatives and DTC pricing and markdown optimization. The financial benefits from these initiatives are reflected in our first half 2019 results and 2019 financial outlook. As we continue to realize these benefits, we are reallocating resources to our strategic priorities, including incremental demand creation spending, and other investments to drive growth across our brands and distribution channels.

Lease Accounting Changes

In February 2016, the FASB issued Accounting Standards Codification Topic 842 (ASC 842), which requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. The Company adopted this new accounting standard on January 1, 2019, utilizing the modified retrospective approach. As such, the June 30, 2019 balance sheet reflects a gross-up of the balance sheet reflecting this change, with right of use assets of $368.9 million and corresponding lease liabilities of $405.9 million. Amounts recognized as lease expense within SG&A expense will be similar to the previous accounting method, and we anticipate associated impairment analysis will not have a significant financial statement impact. Cash flows from operating leases will continue to be recognized within operating activities of the cash flow statement.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to various other non-GAAP financial measures related to 2018 that may exclude program expenses, discrete costs and associated tax effects related to Project CONNECT, TCJA-related income tax expense, and a recovery in connection with an insurance claim and related tax effects. The related tax effects of program expenses and discrete costs related to Project CONNECT and the insurance claim recovery benefit were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing second quarter and first half 2019 results and updated full year 2019 financial outlook located on the Investor Relations section of the Company’s website at http://investor.columbia.com/results.cfm. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA) as well as changes in the Company's geographic mix of pre-tax income and other discrete events that may occur during the year, SG&A expenses, including deleverage, projected growth or decline in specific geographies, channels, and brands, the effect of changes associated with lease accounting changes and the implementation of other new accounting policies on our financial results, the effects of foreign currency, inventory growth, share count, share repurchase and dividend activity, operating cash flow, capital expenditures and allocation of capital resources, investment activity and the timing and implementation of our strategic priorities, including our C1 and X1 initiatives, the realization of benefits resulting from our investments in our strategic priorities, including Project CONNECT, and levels of promotional activity. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the Company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to implement business process enhancements and information technology systems and investments in our DTC businesses; our ability to maintain the strength and security of our information technology systems; the effects of unseasonable weather, including global climate change; the seasonality of our business; trends affecting spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, the effects of the TCJA, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions and changes in global regulation and economic and political conditions; volatility in global production and transportation costs and capacity; our ability to effectively source and deliver our products to customers and consumers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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